 Exhibit 99.1

Navidea Signs Asset Purchase Agreement with Cardinal Health

DUBLIN, OH, November 23 2016 -- Navidea Biopharmaceuticals (NYSE MKT: NAVB) today announced that it has entered into a definitive asset purchase agreement with Cardinal Health (NYSE: CAH). Pursuant to the purchase agreement, Cardinal Health will purchase Navidea’s Lymphoseek® product for lymphatic mapping, lymph node biopsy and the diagnosis of metastatic spread to lymph nodes for the staging of cancer in North America. Navidea will receive $80 million at closing, plus the opportunity to earn up to $230 million of contingent consideration based on certain milestones through 2026, with $20.1 million of that amount guaranteed over the next 3 years.

As part of the transaction, Cardinal Health will license a portion of the acquired intellectual property back to Navidea to allow Navidea to develop and sell new immunodiagnostic and immunotherapeutic products for specific purposes in North America, and to continue to produce and sell Lymphoseek, mostly under a different brand, outside of North America.

Michael M. Goldberg, M.D., President and Chief Executive Officer, Navidea Biopharmaceuticals said, “This transaction is very exciting for Navidea and its shareholders as it will enable the company to extinguish the CRG debt and to focus the company on several attractive development efforts. With our proven delivery system and broad pipeline of clinical and preclinical products addressing very large commercial opportunities, we intend to build a world-class and highly focused development effort. We will leverage our team and financial resources by continuing to seek non-dilutive grant funding and partnerships with leading academic and commercial entities. We have successfully completed two grant-funded clinical studies in Rheumatoid Arthritis and Cardiovascular disease with academic collaborators and have continued our progress with other successful preclinical studies with candidates from our proprietary Macrophage Therapeutics pipeline.”

The proposed transaction has been approved by the Board of Directors of each company, but remains subject to customary conditions, including approval by Navidea’s shareholders, receipt of applicable regulatory approvals and the absence of a material adverse effect. The transaction is expected to close in the first quarter of 2017.

Proxy materials are being drafted and will be distributed to shareholders as soon as Navidea receives regulatory clearance.

About Navidea

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision immunodiagnostic agents and immunotherapeutics. Navidea is developing multiple precision-targeted products and platforms including Manocept™ and NAV4694 to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making, targeted treatment and, ultimately, patient care. Lymphoseek® (technetium Tc 99m tilmanocept) injection, Navidea’s first commercial product from the Manocept platform, was approved by the FDA in March 2013 and in Europe in November 2014. The development activities of the Manocept immunotherapeutic platform will be conducted by Navidea in conjunction with its subsidiary, Macrophage Therapeutics. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel products and advancing the Company’s pipeline through global partnering and commercialization efforts. For more information, please visit www.navidea.com.

- more -

NAVIDEA BIOPHARMACEUTICALS

Page | 2

About Cardinal Health

Cardinal Health, Inc. (NYSE: CAH), is a global integrated healthcare services and products company, providing customized solutions for hospital systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically-proven medical products and pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management.  Backed by nearly 100 years of experience and with more than 37,000 employees in nearly 60 countries, Cardinal Health ranks among the top 25 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter and connect on LinkedIn at linkedin.com/company/cardinal-health.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of Navidea Biopharmaceuticals (the “Company”). Statements in this news release are made by or on behalf of the Company. Statements in this release which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, our ability to repay our debt, the outcome of the CRG litigation, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statement, The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Source: Navidea Biopharmaceuticals, Inc.

Contact: Navidea Biopharmaceuticals

Investors & Media
Jed Latkin

Interim COO & CFO

614-973-7490

jlatkin@navidea.com

For Cardinal Health, Inc.

Investors: Sally Curley

(614) 757-7115

Sally.Curley@cardinalhealth.com

Media: Brett Ludwig

(614) 757-1852

Brett.Ludwig@cardinalhealth.com